SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Natus Medical Incorporated

(Name of Registrant as Specified in Its Charter)

Voce Catalyst Partners LP
Voce Capital Management LLC
Voce Capital LLC

J. Daniel Plants
Mark G. Gilreath
Lisa Wipperman Heine
Joshua H. Levine

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 13, 2018, Voce Capital Management LLC issued the following press release:

vocecapital

A voice for value

 BOTH LEADING PROXY ADVISORY FIRMS SUPPORT VOCE CAPITAL’S CASE FOR CHANGE AT NATUS MEDICAL AND RECOMMEND STOCKHOLDERS VOTE ON THE BLUE PROXY CARD

Glass Lewis Recommends Stockholders Vote FOR Election of Lisa Wipperman Heine and Joshua H. Levine

Glass Lewis Highlights Natus’ Sustained Underperformance and Grades the Company’s Compensation Practices an “F”

Glass Lewis Troubled by Board’s Inaction Regarding Serious Pending Allegations in Federal Court that CEO Hawkins Mislead Natus Stockholders

ISS Previously Recommended Stockholders Vote FOR Election of Voce Directors

Voce Believes ISS and Glass Lewis’ Findings Demonstrate a Holistic Failure of Corporate Governance at Natus and Urges Stockholders to Hold Chairman Gunst Accountable

Voce Urges Stockholders to Follow ISS’ and Glass Lewis’ Recommendations to Vote on the BLUE Proxy Card

SAN FRANCISCO, June 13, 2018 – Voce Capital Management LLC (“Voce”), a long-term owner of Natus Medical Incorporated (Nasdaq: BABY) (“Natus” or the “Company”) and the owner of approximately 2.2% of its shares outstanding, today announced that leading proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) has recommended that Natus stockholders vote FOR the election of both Voce nominees, Lisa Wipperman Heine and Joshua H. Levine, to Natus’ Board of Directors (the “Board”) on the BLUE proxy card at the upcoming Annual Meeting of Stockholders on June 22, 2018. Previously, fellow leading proxy advisory firm Institutional Shareholder Services (“ISS”) also recommended that Natus stockholders vote on the BLUE card FOR the election of Ms. Wipperman Heine and Mr. Levine.

Voce also urges Natus stockholders to vote on the BLUE proxy card FOR the removal of Chairman Robert Gunst and FOR the election of Mark Gilreath to replace Gunst as a Director.

The Pyramid | 600 Montgomery Street San Francisco, CA 94111 (415) 489-2600 tel (415) 489-2610 fax www.vocecapital.com

Both Leading Proxy Advisory Firms Support Voce Capital’s Case For Change At Natus
Medical And Recommend Vote On The Blue Proxy Card
June 13, 2018
Page 2 of 4

In its detailed report and findings, Glass Lewis affirmed Voce’s criticisms of the performance, strategy and corporate governance of Natus – as well as the qualifications of Voce’s nominees. Glass Lewis concluded that stockholders should therefore vote on the BLUE proxy card:1

▪	“[W]e believe Voce has made a compelling argument that change to the composition of the Natus board is warranted at this time. We find that the Company significantly underperformed on a TSR basis relative to peers and market benchmarks in recent years and that the Company’s operating performance has been largely unfavorable. While the incumbent board touts the Company’s revenue growth and acquisitions, this strategy has not led to shareholder value creation in recent years and management has consistently failed to meet the financial targets it has communicated to shareholders.”
▪	“We find that the Company suffers from numerous corporate governance shortcomings, including an entrenched board with a lack of fresh perspective, ineffective board oversight of management and poor executive compensation practices. We believe shareholders would benefit from fresh perspective and additional independent oversight and find that the Dissident Nominees are well qualified to serve on the board, with significant and highly relevant experience in the medical device industry as well as prior public company board experience.”

With regard to Natus’ corporate governance issues and Board composition, Glass Lewis stated:

▪	“[T]he Dissident has expressed valid concern with several aspects of the Company’s governance structure and practices. The Company maintains a classified board, which limits the ability of shareholders to hold directors accountable, in our view. We agree that the incumbent board is stale and in need of refreshment.”
▪	“Following the Dissident’s involvement, the Company announced that the longest-serving director, William Moore, would not stand for reelection at the 2018 annual meeting and that the board had nominated a new director, Robert Weiss, for election at the 2018 annual meeting to fill the seat vacated by Mr. Weiss….[W]e are concerned that the incumbent board determined to act only after the Dissident’s involvement and that it appears to be a reactionary measure to the Dissident’s campaign.”
▪	“Moreover, in the context of this proxy contest, we find it concerning that Mr. Weiss was recommended to the board by CEO Hawkins and that CEO Hawkins and Mr. Weiss reside in the same gated community in Pleasanton, CA. Given these connections, we question whether Mr. Weiss would provide a sufficient level of independent oversight.”

____________________

1 Permission to quote Glass Lewis and ISS was neither sought nor obtained. Emphases added.

Both Leading Proxy Advisory Firms Support Voce Capital’s Case For Change At Natus
Medical And Recommend Vote On The Blue Proxy Card
June 13, 2018
Page 3 of 4

Glass Lewis was also emphatic – as Voce has been throughout this campaign – that the allegations pending against CEO Hawkins in a federal securities fraud lawsuit for misleading Natus investors are serious and require much more oversight by the Board than appears to have occurred:

▪	“We are particularly troubled that the incumbent board does not appear to have taken any steps to investigate or address business in Venezuela. These allegations are the subject of ongoing shareholder litigation against the Company…CEO Hawkins is alleged to have misled shareholders by promoting the benefits of a $232.5 million supply contract with the Venezuelan Ministry of Health while failing to disclose that the counterparty had defaulted on the agreement by failing to make multiple required prepayments totaling $69 million by the end of 2015.”
▪	“[W]e believe the details of Mr. Hawkins’ conduct contained in a Federal District Court opinion filed February 26, 2018 are highly concerning and warrant scrutiny from the board. Given the board’s apparent failure to pursue this matter, we believe additional independent oversight on the board is warranted.”

Glass Lewis also criticized Natus’ compensation practices, and stated:

▪	“[W]e believe the Dissident has raised valid concerns with the structure of the Company’s compensation plans. We are particularly concerned that the Company relies on time-based vesting of equity awards for executive officers. We view performance-based vesting as more appropriate for linking executive compensation with performance…[W]e find that the Company has been deficient in linking executive pay to corporate performance, as indicated by the "F" grade received by the Company in Glass Lewis' pay-for-performance model.”

With regard to Natus’ performance, Glass Lewis stated:

▪	“Having considered the arguments presented by both sides as well as our assessment discussed above, we believe there is reasonable basis to conclude Natus has materially underperformed on a TSR basis, particularly in recent periods.”
▪	“We find that…Natus has suffered from poor financial performance in recent years and that the Company has failed to achieve numerous financial targets set by management. The Company has struggled to deliver meaningful organic growth and recent acquisitions do not appear to have generated anticipated scale benefits.”

Finally, Glass Lewis noted the qualifications of Voce’s nominees, writing:

▪	“Turning to the nominees, we find that the Dissident has put forward well-qualified nominees with relevant industry experience and appropriate credentials. Notably, Dissident Nominees Gilreath, Heine and Levine all have executive management experience in the medical device industry and public company board experience.”

Both Leading Proxy Advisory Firms Support Voce Capital’s Case For Change At Natus
Medical And Recommend Vote On The Blue Proxy Card
June 13, 2018
Page 4 of 4

J. Daniel Plants, Founder and Chief Investment Officer of Voce Capital, said, “We are gratified that both leading proxy advisory firms – ISS and Glass Lewis – have, at the conclusion of their respective thorough inquiries, supported our call for change at Natus by recommending that stockholders vote for our nominees on the BLUE proxy card. In its report, Glass Lewis articulates the depth of the issues at Natus, including chronic underperformance, strategic missteps, misaligned executive compensation and wholly inadequate Board oversight.

“Most notably, in our view the findings of ISS and Glass Lewis in aggregate point to a holistic failure of corporate governance at Natus. It is apparent to us that the issues here cannot be addressed with quick fixes or cosmetic modification – but instead require real, meaningful changes to the composition and structure of the Board especially its chairmanship.”

“This is why we also strongly urge stockholders to support our Removal Proposal to recall Chairman Gunst as a Director. Chairman Gunst lacks any healthcare experience, has been retired from active employment for almost two decades and hasn’t sat on another public company board in more than ten years. In his 14 years as Chairman, a culture of entrenchment, insularity and misalignment with stockholders has taken root at Natus. It is high time that Chairman Gunst is held accountable for this.”

Mr. Plants concluded: “We ask our fellow stockholders to join us in seeking to restore credibility to Natus’ Board by voting on the BLUE proxy card today FOR Voce’s highly-qualified and independent Nominees, and FOR Voce’s Removal Proposal to replace Chairman Gunst. We look forward to seeing our fellow stockholders at the upcoming Annual Meeting on June 22, 2018.”

FOLLOW ISS’ AND GLASS LEWIS’ RECOMMENDATIONS AND VOTE FOR CHANGE AT NATUS ON THE BLUE PROXY CARD TODAY.

About Voce Capital Management LLC

Voce Capital Management LLC is a fundamental value-oriented, research-driven investment adviser founded in 2011 by J. Daniel Plants.  The San Francisco-based firm is 100% employee-owned.

Investor Contact:

Okapi Partners LLC

Bruce H. Goldfarb / Patrick J. McHugh

(212) 297-0720 or Toll-free (855) 208-8902

info@okapipartners.com

Media Contact:

Sloane & Company

Dan Zacchei / Joe Germani

(212) 486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

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